  CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR
    CONFIDENTIAL TREATMENT.  THE OMITTED PORTIONS ARE DENOTED BY ASTERISKS.

                                    DATABASE
                             DEVELOPMENT AGREEMENT
                             ---------------------

          This Agreement (this "Agreement") is dated as of September 7, 1999 between Naviant Technology Solutions, Inc. ("NAVIANT"), a Delaware corporation with an address at 14 Campus Boulevard, Suite 200, Newton Square, Pennsylvania 19073-3279, and 24/7 Media, Inc. ("24/7"), a Delaware corporation with an address at 1250 Broadway, 28th fl, New York, NY 10001 (each of 24/7 and NAVIANT, a "Party" and together, the "Parties").

WITNESSETH

          WHEREAS, NAVIANT has acquired assets from IntelliQuest Information Group, Inc. ("IntelliQuest") relating to customer registration services for computer hardware, software and peripheral companies, and, in connection with such services, NAVIANT obtains identification data of technology users, and by employing such identification data, develops demographic profiles of such technology users;

          WHEREAS, 24/7 operates networks (the "24/7 Networks") of Internet web sites for which it solicits advertisers regarding the placement of advertising for display on such web sites and obtains identification data from registrants thereto; and

          WHEREAS, the Parties desire to enter into this Agreement to supersede the existing Database Development Agreement between IntelliQuest and 24/7 dated October 2, 1998 (the "Original Agreement").

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

        1.  License of NAVIANT data to 24/7.
            -------------------------------

            A.  License of Data.  NAVIANT hereby licenses in perpetuity, and
            --  ---------------
shall use commercially reasonable efforts to deliver to 24/7, data files ("NAVIANT Data File Records") (as defined below). The NAVIANT Data File Records shall consist of the name, addresses and phone numbers of those consumers who have granted the necessary permissions (in determining its whether necessary permissions have been granted, NAVIANT shall consider the views of 24/7 and its advisors) and all data available to NAVIANT from the NAVIANT High Tech Household Database and other databases that are or become the property of NAVIANT (collectively, the "HTHH Database"), where permissible and consistent with data collection procedures associated with the HTHH Database. Each NAVIANT Data File Record will also contain (i) a unique ID number, as mutually agreed to by the Parties, that NAVIANT sets on the Internet browsers of registrants during the registration process (each such number may be referred to as a cookie and the process shall be referred to as "setting cookies"), in a manner mutually agreed upon by 24/7 and NAVIANT, and (ii) certain other non-royalty based elements of the HTHH Database as may be mutually agreed upon by the Parties. 24/7 shall not provide any NAVIANT data to third parties; provided, however, that 24/7 may use such data to enable

Web sites affiliated with the 24/7 Networks to demographically segment their audiences for targeted ad delivery via 24/7. All licenses granted hereunder shall be subject to any pertinent third party data use restrictions that are made known in writing to the licensee. In the event that the any such use restrictions become unduly burdensome to the licensee, the licensor shall employ commercially reasonable efforts to thereafter source demographic profiles from an alternative source.

        B.  Schedule.  NAVIANT shall use commercially reasonable efforts to
        --  --------
start setting "cookies" in the registration process immediately after the Effective Date. NAVIANT will employ commercially reasonable efforts to provide new data (cookie ID number and appended data elements) monthly during the term of this Agreement.

        C.  Audits.  During the term of the Agreement NAVIANT will have the
        --  ------
right to audit certain matters as related to the provision of NAVIANT Data File Records, up to two times per year. NAVIANT may at certain intervals designate an independent auditor to examine books and records pertaining to the provision of NAVIANT Data File Records. Such examinations will take place during business hours with five (5) days prior written notice and be performed in such a manner as not to interfere with normal business operations. The audits will be conducted at the expense of NAVIANT, unless the audit reveals non-conformance with the terms of this Agreement.

    2.  Fees.  Beginning on February 1, 2001, and continuing through the end of
        ----
the Term, 24/7 shall purchase all NAVIANT Data File Records made available to it by NAVIANT for a fee no higher than the lowest fee that NAVIANT sells to any similarly situated customer, but, in any event, not more than ***** per Data File Record. NAVIANT shall not charge 24/7 for any records that are NAVIANT Data File Records that are duplicates of 24/7 Data File Records furnished by 24/7 to NAVIANT or duplicates of records previously provided by NAVIANT to 24/7.

   3.  Data Services:  Data Matching.  NAVIANT will provide data matching
       -----------------------------
services for 24/7 for the purpose of targeting ads through the 24/7 Networks. The data matching process includes; address standardization, validation, NCOA, and appending of the HTHH data. NAVIANT shall charge 24/7 a fee for this matching process, provided however, that said fee shall be no higher than the lowest fee that NAVIANT charges for said services to any similarly situated customer.

   4.  Banner Advertising.  24/7 will provide banner advertising inventory to
       ------------------
NAVIANT for the purpose of enabling NAVIANT to resell such inventory to its clients for targeted banner advertising by consumer via the 247 Network. NAVIANT shall make commercially reasonable efforts to resell such banner inventory. 24/7 shall charge NAVIANT for this banner inventory a ***** CPM for such inventory.

   5.  License of 24/7 Data to NAVIANT.
       -------------------------------

       A.  License.  Where permissible (in determining its whether necessary
       --  -------
permissions have been granted, 24/7 shall consider the views of NAVIANT and its advisors) and consistent with data collection procedures associated with 24/7, 24/7 hereby licenses in perpetuity, and shall use commercially reasonable efforts to deliver to NAVIANT the names, phone numbers, addresses and other information of all individuals who are identified to the 24/7 Networks, plus all on-line channel preference activity information (based on, among other things, frequently visited sites) (to be mutually defined by NAVIANT and 24/7, consistent with the terms of this paragraph), for such individuals and for any of the NAVIANT Data File Records provided by NAVIANT to 24/7 pursuant to Section 1, for NAVIANT's use (the "24/7 Data File Records"). NAVIANT shall not provide any 24/7 data to third parties, provided, however, that NAVIANT shall have the right to use 24/7 data solely to identify households that are Internet-enabled households for inclusion in the NAVIANT HTHH Database.

       B.  Delivery.  24/7 will collect, and deliver to NAVIANT, 24/7 Data File
       --  --------
Records as soon as it is technologically able to do so and will deliver new records on a monthly basis.

       C.  Fees.  NAVIANT, at its option, may purchase all 24/7 Data File
       --  ----
Records made available to it by 24/7 for the lowest fee that 24/7 sells 24/7 Data File Records to any similarly situated customer, but not more than ***** per 24/7 24/7 Data File Record. 24/7 shall not charge NAVIANT Data File Records furnished by NAVIANT to 24/7 or duplicates of records previously provided by 24/7 to NAVIANT.

       D.  Audits.  During the term of the Agreement 24/7 will have the right
       --  ------
to audit certain matters as related to the provision of 24/7 Data File Records, up to two times per year. 24/7 may at certain intervals designate an independent auditor to examine books and records pertaining to the provision of 24/7 Data File Records. Such examinations will take place during business hours with five
(5) days prior written notice and be performed in such a manner as not to interfere with normal business operations. The audits will be conducted at the expense of 24/7, unless the audit reveals non-conformance with the terms of this Agreement.

   6.  Exclusivity.
       -----------

       A. Prior to January 1, 2002, NAVIANT will not, without 24/7's written consent, provide any products or services for DoubleClick, Flycast, ADSmart, Real Media ValueClick, Winstar Interactive, Cybereps, Latitude 90, Burst, AdForce, NetGravity, LinkExchange, Engage Technologies, and NetPerceptions and any other companies that compete directly in a material manner with 24/7 Media's business of selling inventory on behalf of third party Web sites. It is understood and agreed that NAVIANT may perform any services and provide all products to @Home/Excite.

       B. Until January 1, 2002, 24/7 will use NAVIANT as its exclusive data source of data derived from the business of processing third party product registration data (registration data) and will not enter into a similar agreement with other providers of technology customer or product registration services such as Husdawg, Leader, SoftBank, Axtive, and Encompass.

       C. NAVIANT acknowledges that 24/7 seeks to solicit registration data from 24/7's networks of Web sites for inclusion in 24/7 Profilz.

       D. Prior to January 1, 2002, 24/7 Media will not, without NAVIANT's written consent, provide any user registration data to Experian, Polk, or Axciom and other data source providers that compete directly in a material manner with NAVIANT's business of selling demographic records that identify Internet enabled households. 24/7 and NAVIANT shall confer regularly during the Term and shall each negotiate diligently and in good faith to minimize to the greatest extent possible any sales conflicts between the parties, including conflicts with 24/7's Web sites.

   7.  Intellectual Property.
       ---------------------

       A. All hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes (collectively, the "24/7 Technology") used by 24/7 under this Agreement shall remain the sole property of 24/7. NAVIANT shall have no rights, title or interest in the 24/7 Technology. All hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes (collectively, the NAVIANT Technology") used by NAVIANT under this Agreement shall remain the sole property of NAVIANT. 24/7 shall have no rights, title or interest in the NAVIANT technology. Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals and other materials belonging to the other party except as otherwise provided in this Agreement.

       B. Upon termination or expiration of this Agreement, NAVIANT shall retain ownership of the 24/7 Data File Records and 24/7 shall retain ownership of the NAVIANT Data File Records, subject to the terms of each party's license of such data from third parties.

   8.  Confidentiality.  24/7 and NAVIANT covenant to each other that neither
    ---------------
party shall disclose to any third party (other than its employees and directors, in their capacity as such, and the employees and directors of any affiliate on a need-to-know basis so long as such persons are bound by the terms of this Agreement) any information regarding the terms and provisions of this Agreement or any non-public confidential information which has been identified in writing as such by the other Party hereto except (i) to the extent necessary to comply with any law or valid order of a court of competent jurisdiction (or any regulatory or administrative tribunal), in which event the party so complying shall so notify in writing the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, if available; (ii) as part of its normal reporting or review procedure to its auditors or its attorneys, as the case may be, so long as such persons are notified of the provisions of this Agreement and subject to the confidentiality provisions herein; (iii) in connection with any filing with any governmental body or as otherwise required by law, including the federal securities laws and any applicable rules and regulations of any stock exchange or quotation system, provided that the written consent of the non-disclosing party is obtained; and (iv) in a confidential disclosure made in connection with a contemplated financing, merger, consolidation or sale of capital stock of 24/7 or NAVIANT, provided that the third parties receiving such information are subject to the confidentiality provisions herein. Information which is or should be reasonably understood to be confidential or proprietary includes, but is not limited to, the NAVIANT Data File Records, the 24/7 Data File Records, information about the 24/7 Network, sales, cost and other unpublished financial information, product and business plans, projections, marketing data, and sponsors but shall not include information (a) previously lawfully known to or independently developed by a third party, (b) disclosed in publicly available materials, (c) generally known to the public or (d) lawfully obtained from any third party. This Section 7 shall survive the termination or expiration of this Agreement for a period of three (3) years.

   9.  Term.  The term of this Agreement (the "Term") shall commence on the date
       ----
hereof and shall continue in effect until December 31, 2002. If a party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice unless the breach is cured within the notice period.

   10. 24/7 and NAVIANT agree not to employ or solicit for employment, directly or indirectly, any of the other's employees during the term of this Agreement and for a period of one (1) year after termination of this Agreement, including all renewal periods.

   11.  Indemnification.  NAVIANT shall defend, indemnify and hold harmless 24/7
        ---------------
against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by 24/7) ("Claims") as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by NAVIANT in connection with the acceptance of, or the performance or non-performance by NAVIANT of, any of its duties under this Agreement or arising from the breach by NAVIANT of its warranties, representations or covenants contained in this Agreement. 24/7 shall defend, indemnify and hold harmless NAVIANT, against and in respect of any and all Claims as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by 24/7 in connection with the acceptance of, or the performance or non-performance by 24/7 of, any of its duties under this Agreement or arising from the breach by 24/7 of its warranties, representations or covenants contained in this Agreement.

   12.  Limitation of Liability.  Neither party will be liable for any failure
        -----------------------
to perform any obligation hereunder, or from any delay in the performance thereof, due to causes beyond its control, including industrial disputes of any nature, acts of God, acts of any public enemy, acts of government, failure of telecommunications, fire or other casualty. Under no circumstances will either party, its affiliates or their respective officers, directors, employees be liable for any incidental, special or consequential damages with respect to each party's obligations under this Agreement, regardless of whether such damages could have been foreseen or prevented.

   13.  Representations and Warranties.
        ------------------------------

        A. 24/7 represents and warrants to NAVIANT that (a) the execution, delivery and performance by 24/7 of this Agreement do not and will not (i) violate the organization documents of 24/7, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, including, but not limited to, privacy laws, or (iii) require any notice or consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of 24/7 or to a loss of any benefit to which 24/7 is entitled under, any agreement or other instrument binding upon 24/7 or any license, franchise, permit or other similar authorization held by 24/7, and (b) all obligations owed to third parties with respect to 24/7's performance of its obligations hereunder shall be fully paid by 24/7, so that NAVIANT shall not have any obligations with respect thereto.

        B. NAVIANT hereby represents and warrants to 24/7 that (a) the execution, delivery and performance by NAVIANT of this Agreement does not and will not (i) violate the organizational documents of NAVIANT, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, or
(iii) require any notice or consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of NAVIANT or to a loss of any benefit to which NAVIANT is entitled under, any agreement or other instrument binding upon NAVIANT or any license, franchise, permit or other similar authorization held by NAVIANT, and (b) all obligations owed to third parties with respect to NAVIANT's performance of its obligations hereunder shall be fully paid by NAVIANT, so that 24/7 shall not have any obligations with respect thereto.

   14.  Publicity. Neither party will make or issue any public statement or
        ---------
announcement regarding the existence of this Agreement unless (a) it has received the express written consent of the other party, which will not be unreasonably withheld or (b) it is required to do so by law or regulation, including the federal securities laws and any applicable rules and regulations of any stock exchange or quotation system.

   15.  No Waiver. No provision of this Agreement shall be waived or modified
        ---------
except by a written consent to that effect signed by each of NAVIANT and 24/7.

   16.  Governing Law.  This Agreement shall be governed by and construed in
        -------------
accordance with the laws of the State of New York applicable to contracts made and performed therein, without regard to principles of conflicts of laws.

   17.  Notices.  All notices required or permitted to be given hereunder shall
        -------
be in writing and either hand-delivered, telecopied, mailed by certified first class mail, postage prepaid, or sent via electronic mail to the other party hereto at the addresses set forth in the preamble hereto. A notice shall be deemed given when delivered personally, when the telecopied notice is transmitted by the sender, one day after mailing by overnight courier, three business days after mailing by certified first class mail, or on the delivery date if successfully transmitted by electronic mail. Notice shall be given to the addresses set forth in the first paragraph of this Agreement, and shall be addressed to "Legal Department".

   18.  Assignment.  Neither this Agreement, nor the license granted hereunder,
        ----------
may be assigned to any third party by operation of law or otherwise without the express written consent of the other party, which may not be unreasonably withheld. Notwithstanding the foregoing, if a successor in interest acquires more than 51% of the assets of NAVIANT, it shall have the right to terminate all exclusivity portions of this Agreement on six months' notice to 24/7, but not prior to January 31, 2001. If a successor in interest acquires more than 51% of the assets of 24/7, NAVIANT shall have the right to consent to such entity's assumption of this agreement, such consent not to be unreasonably withheld. If a successor in interest acquires more than 51% of the assets of NAVIANT, 24/7 shall have the right to consent to such entity's assumption of this Agreement, such consent not to be unreasonably withheld.

   19.  Entire Agreement.  This Agreement constitutes the entire agreement and
        ----------------
supersedes all prior agreements of the Parties with respect to the transactions set forth herein and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

   20.  Counterparts.  This Agreement may be executed by facsimile in
        ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

   21.  Acknowledgement and Consent.  24/7 and NAVIANT each hereby acknowledge
        ---------------------------
that IntelliQuest has assigned its rights and obligations under the Amended Database License Agreement. NAVIANT, and 24/7 hereby consents to and approves such assignment and 24/7 and NAVIANT agree that NAVIANT shall be entitled to all of IntelliQuest's rights and subject to all of IntelliQuest's obligations thereunder from and after the date hereof. This Agreement shall replace and supersede the Original Agreement in its entirety.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                          24/7 MEDIA, INC.

                                          By:___________________________
                                          Name:_________________________
                                          Title:________________________

                                          NAVIANT TECHNOLOGY SOLUTIONS, INC.

                                          By:___________________________
                                          Name:_________________________
                                          Title:________________________

Naviant
14 Camputs Boulevard
Suite 200
Newton Square, PA 19073-3279

February 10, 2000

24/7 Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001-3701

Attn:  Mr. David J. Moore

Dear David:

As you may know, Naivant, Inc. ("Naviant") proposes to enter into a strategic relationship (the "Strategic Relationship") with Young & Rubicam Inc. ("Y&R"). One component of the Strategic Relationship is a license of certain portions osf Naviant's proprietary database (the "Database") to Y&R for purposes of data mining, analyticas and modeling by Y&R for its own behalf and on behalf of its clients.

This letterserves to confirm our agreement that Naviant may include as part of the Database licensed to Y&R the data fields licensed by 24/7 Media, Inc. ("24/7") to Naviant pursuant to that certain Database Development Agreement dated September 7, 1999 between 24/7 and Naviant, (the "Agreement") provided, that (i) Naviant and Y&R must represent and wrrant to 24/7 that the use and distribution by Naviant Or Y&R of all 24/7 Data File Records (as defined in the Agreement) shall comply fully with all of 24/7's policies relating to the collection of electronic information, and use and distribution of such information, in effect at the time of the collection, use or distribution of such data fields; (ii) Naviant shall agree that the amount payable by Naviant per 24/7 Data File Record under Section 5.C of the Agreement shall be increased effective immediately to the lower of (a) ***** or (b) ***** higher than the lowest fee at which 24/7 sells 24/7 Data File Records to any similarly situated customer; and (iii) Y&R must agree that any data mining, analytics and/or modeling results generated by Y&R using data of 24/7 origin shall be owned by Y&R, but Naviant and 24/7 shall be granted a non-exclusive perpetual license in such results.

If you believe the foregoing represents the understanding of Naviant and 24/7 regarding this matter, please indicate so by signing this letter agreement in the space provided below.

                                 Very truly yours,

                                 NAVIANT, INC.

                                 By:     /s/ Charles W. Stryker
                                         --------------------------------------
                                 Name:   Charles W. Stryker, Ph.D.
                                 Title:  President and Chief Executive Officer

AGREED AND ACCEPTED:


24/7 MEDIA, INC.

By:  /s/ David J. Moore
     -----------------------------------
Name:   David J. Moore
Title:  President and Chief Executive Officer